Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone : 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST

COMPLETES ACQUISITION WITH PREFCO QUATRE, LLC

31 PROPERTIES LEASED TO KEYBANK, N.A.

ADDED TO CORE PORTFOLIO

JENKINTOWN, Pa., September 16, 2003 – American Financial Realty Trust (NYSE: AFR) announced today that it has acquired from Prefco Quatre, LLC 31 properties leased to KeyBank, N.A. The properties, located in Ohio, consist of 154,000 rentable square feet and are leased on a bond net basis through November 7, 2011 to KeyBank. The total acquisition cost was approximately $36.8 million.

“We continue to successfully complete transactions within our acquisition pipeline and are pleased to add these 31 KeyBank properties to the Company’s core portfolio,” Nicholas S. Schorsch, the chief executive officer of American Financial Realty Trust, commented. “This transaction further demonstrates our ability to be a premier landlord to the banking industry and expands our relationship with KeyBank.”

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and chairman Lewis S. Ranieri.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.